EXHIBIT 10.11

THOMAS M. BEGEL
TERMINATION AGREEMENT AND GENERAL RELEASE

     This Termination Agreement and General Release (this “Agreement”) is made by and between Thomas M. Begel (“Executive”) and Transportation Technologies Industries, Inc., a Delaware corporation (the “Company”), as of August 2, 2004 (the “Effective Date”). Executive and the Company may be referred to collectively herein as the “Parties.”

     WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated July 1, 1999, as amended by that certain First Amendment to Employment Agreement dated March 9, 2000 (together the “Employment Agreement”);

     WHEREAS, the parties agree that as of the earlier of (a) the consummation of the IPO and (b) August 15, 2004, Executive’s active employment as Chief Executive Officer of the Company shall terminate (the “Active Employment End Date”); and

     WHEREAS, Executive and the Company agree that the Parties desire to reach a mutually satisfactory separation arrangement relating to Executive’s severance and termination of employment with the Company.

     In consideration of the mutual promises contained in this Agreement, the Company and Executive agree as follows:

     1. As of the Active Employment End Date, Executive shall no longer perform services as an employee of the Company.

     2. Executive shall resign as Chairman of the Company’s Board of Directors as of the earlier of (a) the date of the next meeting of the Company’s Board of Directors following the date of this Agreement and (b) December 31, 2004.

     3. Executive and the Company further agree as follows:

(a)	The Company shall pay Executive his full base salary through the Active Employment End Date at the rate in effect at the time of the Notice of Termination (as such term is defined in the Employment Agreement). Executive shall not, however, accrue or receive any paid time off pay after the Active Employment End Date.

(b)	The Company shall pay Executive any unpaid amounts in connection with any reimbursement for Executive’s reasonable travel and entertainment expenses and other out-of-pocket business expenses incurred by Executive in fulfilling his duties and responsibilities as an employee of the Company prior to the Active Employment End Date, including all expenses of travel and living while away from home on business or at the request of and in the service of the Company, provided that such expenses were incurred in accordance with the policies and procedures established by the Company.

(c)	The Company shall pay Executive any vested accrued benefits under any other compensation plan or program of the Company, if any, at the time such payments are payable to Executive under the terms of such plan.

(d)	The Company shall pay Executive ten (10%) per cent of the aggregate bonus amount that the Company is paying to members of management upon the consummation of the Company’s initial public offering (the “IPO”).

     4. (a) In addition to the salary and benefits provided for in Paragraph 3 above, following the Active Employment End Date, the Company shall, at its sole expense, provide continued medical and dental insurance benefits to Executive, Executive’s Spouse (as such term is defined in the Employment Agreement) and Executive’s dependents substantially similar to those provided to them immediately prior to the Active Employment End Date or, if more favorable to Executive, those provided to them on the Effective Date (in this case, as such term is defined in the Employment Agreement), in either case until the later of the death of Executive or the death of Executive’s Spouse. The provision of continued medical and dental benefits under this Paragraph 4 should in all other respects be in accordance with Section 5(d) of the Employment Agreement.

(b)	Following the Active Employment End Date, the Company shall, at its own cost, continue Executive for a period of three (3) years in all life and other employee “welfare” benefit plans and programs (including, without limitation, all qualified, non-qualified and supplemental retirement and welfare benefit plans) in which Executive was entitled to participate immediately prior to the Active Employment End Date, provided that Executive’s continued participation is permitted under the terms and provisions of such plans and programs as in effect on the Active Employment End Date. In the event that Executive’s participation in any such plan or program is barred, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

     5. Executive shall automatically receive a lump sum payment of $2,700,000.00 at the earlier of (a) the consummation of the IPO and (b) in the case the IPO is not consummated (i) one-half of such amount on the Effective Date and (ii) one-half of such amount no later than October 2, 2004.

     6. Only in the event of the consummation of the IPO, Executive shall receive:

(a)	approximately 76,244 shares (or the equivalent value of shares depending on the price of the Company’s common stock in effect at the time of the consummation of the IPO) of the Company’s common stock issued by the Company to Executive, which amount shall be determined at the time of the consummation of the IPO and which shares shall be fully vested and unrestricted, and

(b)	options to purchase shares of the Company’s common stock representing 0.75% of the Company’s fully diluted equity at the price in effect at the time of the consummation of the IPO, which shares shall be fully vested and unrestricted.

     7. The Company shall, at its own cost, continue to provide Executive for a period of three (3) years following the Active Employment End Date with the other benefits and perquisites provided to Executive immediately prior to the Active Employment Date pursuant to Section 5(e) of the Employment Agreement.

     8. It is understood and agreed by the Parties that only the payments made to Executive through his Active Employment End Date shall be considered benefit earnings for applicable benefit plans of the Company. Any other monies paid to Executive pursuant to this Agreement shall not constitute earnings for benefit plan purposes. It is further understood and agreed by the Parties that no portion of any payments made to Executive for periods after the Active Employment End Date may be contributed to the Company’s 401k plan nor will any matching contributions under the Company’s 401k plan be made after the Active Employment End Date

     9. Executive agrees:

(a)	to cooperate with and assist the Company whenever reasonably possible, so that all Executive’s duties, responsibilities and pending matters can be transferred in an orderly way;

(b)	to return all Company materials that may have been issued to Executive, including, but not limited to, books, credit cards, cash advances, and to file an outstanding final expense report;

(c)	not to use or to disclose, either directly or indirectly, to anyone not connected with the Company any confidential information or trade secrets which Executive obtained during the term of his employment with the Company; provided, however, that the confidential information shall not include any information required to be disclosed by law or readily ascertainable from public information; and

(d)	not to make any copies for use outside of the Company of any client lists or any memoranda, books, records or documents which contain confidential information or trade secrets belonging to the Company.

     10. In return for the consideration and other promises by the Company described in this Agreement, Executive for himself and his heirs, executors, and assigns, hereby releases and forever discharges the Company, and any predecessor, successor, parent, affiliate, or subsidiary company of the Company, their present and former officers, directors, employees, agents, representatives, legal representatives, attorneys, accountants, successors and assigns, and any and all employee benefit plans of the Company, including current and former trustees and administrators of such employee benefit plans, from all claims, demands, and actions of any nature, known or unknown, that he may have, including, but not limited to, claims that in any manner relate to, arise out of or involve any aspect of his employment with the Company or its affiliates, and the termination of that employment, as well as his status as a securityholder of the Company or any affiliate or subsidiary company of the Company, including, but not limited to, any rights or claims under the Federal Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; Federal Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; Federal Civil Rights Act of 1964, as amended, 42 U.S.C., §2000e, et seq.; Federal Civil Rights Act of 1991; Federal Vocational Rehabilitation Act, 29 U.S.C. §701, et seq.; Federal Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; Executive Order 11246; the Civil Rights Act of 1866, as reenacted, 42 U.S.C. §1981; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act of 1974, as amended; and any and all other municipal, state, and/or federal statutory, executive order or constitutional provisions pertaining to an employment relationship or prohibiting discrimination. This release and waiver also specifically includes, but is not limited to, any claims in the nature of tort or contract claims, including specifically but not limited to any claim of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, slander, breach of covenant of good faith and fair dealing, or other such claims, including, but not limited to, those arising out of or involving any aspect of his employment with the Company or under the Employment Agreement as well as his status as a securityholder of the Company or any affiliate or subsidiary company of the Company. This release includes any and all claims concerning attorney fees, costs, and any and all other expenses related to the claims released herein. Provided, however, that his release and waiver shall not apply to (a) any rights which, by law, may not be waived, (b) rights and claims which arise from acts or events occurring after the Effective Date or (c) claims for breach of this Agreement. Executive also specifically covenants that he will not bring suit or file any charge, grievance or complaint of any nature in relation to any claim or right waived herein.

     11. Following the Active Employment End Date, the Company and Executive agree not to make any statements, in writing or otherwise, that disparage the reputation or character of the other, including the Company’s affiliates, subsidiaries, divisions and directors, officers, employees or shareholders, at any time for any reason whatsoever, except that nothing in this Paragraph 11 shall prohibit the Company or Executive from giving truthful testimony in any litigation, administrative or arbitration proceeding either between the Company and Executive or in connection with which the Company or Executive is required by law to give testimony.

     12. Executive understands and agrees that, if he should attempt to prosecute claims waived in Paragraph 10 above in a court or other forum and if he is allowed to do so despite the release and waiver of such claims stated in this Agreement, to the extent permissible under applicable law, he immediately forfeits any right to the consideration listed in Paragraphs 3 (other than that paid through the Active Employment End Date), 4, 5 and 6 above, and to all other promises of the Company in this Agreement, and he must return and/or take such other steps as are necessary to reimburse the Company for all expenses, costs and losses of any nature, incurred in providing the consideration and to divest himself of any benefits realized by him as a result of his receipt of the consideration. To the extent permissible under applicable law, Executive must do so immediately upon receipt of a written demand from the Company, and his failure to do so shall be grounds for a stay of his prosecution of the claim until such time as he has complied fully.

     13. The entry into this Agreement by the Parties is not and shall not be construed to be an admission of any act, practice or policy by the Company in violation of any statute, common law duty, constitution or administrative rule or regulation. Further, this Agreement shall not constitute evidence of any such proscribed or wrongful act, practice or policy by the Company.

     14. The Parties agree that this Agreement shall not be tendered or admissible as evidence in any proceeding by either Party for any purpose, except that this Agreement may be offered as evidence in a proceeding involving one or both of the Parties in which this Agreement or any part of this Agreement an alleged breach of this Agreement, the enforcement of this Agreement, and/or the validity of any term of this Agreement is at issue.

     15. Except as may be required by applicable law or the disclosure rules of applicable securities law or the Nasdaq National Market relating to the Company, the Company and Executive shall refrain from disclosing to any person or entity the terms and conditions of this Agreement. Executive may, however, disclose this Agreement to Executive’s immediate family, legal counsel and tax advisor, as necessary, provided that they are instructed and agree not to disclose the terms and conditions to anyone, and the Company may disclose to its personnel on a need-to-know basis for purposes of their job function or expert advice. Executive understands and agrees that the Company may include the terms of this Agreement in its proxy statement, and may file this Agreement as an exhibit to any public filing if required by applicable law and rules and regulations.

     16. The Company advises Executive to consult with an attorney before signing this Agreement.

     17. Executive acknowledges the adequacy and sufficiency of the consideration for his promises set forth in this Agreement. Executive is estopped from raising and hereby expressly waives any defense regarding the receipt and/or legal sufficiency of the consideration provided under this Agreement.

     18. Executive hereby acknowledges his understanding that, had he wished to do so, he could have taken up to twenty-one (21) days to consider this Agreement, that he has read this Agreement and understands its terms and significance, and that he has executed this Agreement voluntarily and with full knowledge of its effect, having carefully read and considered all terms of this Agreement and, if he has chosen to consult with an attorney, having had all terms and their significance fully explained to him by his attorney.

     19. Executive hereby certifies his understanding that he may revoke this Agreement, as it applies to him, within seven (7) days following execution of this Agreement and that this Agreement, as it applies to him, shall not become effective or enforceable until that revocation period has expired. He also understands that, should he revoke this Agreement within the seven-day period, this Agreement, as it applies to him, would be voided in its entirety.

     20. This Agreement and all the rights of Executive hereunder shall be binding upon the Parties and shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided for herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate. There are no promises, terms, conditions or obligations other than those contained herein; and this contract shall supersede all previous communications, representations or agreements, either oral or written, between the Parties, including (except as otherwise expressly provided herein) the Employment Agreement.

     21. There may be no modification of this Agreement, except in writing, executed with the same formalities as this Agreement.

     22. All options to purchase stock of the Company held by Executive which were unvested on the date of execution of this Agreement shall vest at the time Executive resigns as Chairman of the Company’s Board of Directors.

     23. Notwithstanding any provision in this Agreement to the contrary, Sections 9, 10, 13 and 19 of the Employment Agreement shall survive in accordance with their terms.

     24. All items provided for herein shall be net of applicable income and employment taxes required to be withheld therefrom. Except as otherwise provided in the Employment Agreement, Executive agrees and understands that Executive is responsible for paying all applicable income tax in respect of the payments, benefits and perquisites provided under or in connection with this Agreement.

     25. Following the Active Employment End Date, the Company shall continue Executive’s D&O insurance and related indemnification at a level consistent with that being provided to all other directors of the Company as long as Executive is a director of the Company. The Company shall also provide Executive with D&O insurance and related indemnification for claims or threatened, pending or completed actions, suits or proceedings, and appeals in such actions, suits or proceedings, that arise after the time Executive is a director of the Company as long as such claims, actions, suite or proceedings arose by reason of the fact that Executive was an employee or director of the Company.

     26. Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered, if delivered personally, or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:

     If to Executive:

Thomas M. Begel
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, Illinois 60611

     With a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attn: Robert F. Wall, Esq.

     If to the Company:

Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, Illinois 60611
Attn: Secretary

     With a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attn: Roger Meltzer, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     27. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the Effective Date:

Executive	TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
/s/ Thomas M. Begel Thomas M. Begel	/s/ Andrew M. Weller Name: Andrew M. Weller Title: President